Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY OR ORGANIZATION	STATE OF INCORPORATION OR FORMATION

Depo Sub Manager, LLC	Delaware
DFM, LLC	Delaware
PDL Investment Holdings, LLC	Delaware